Exhibit (a)(1)(v)

OFFER BY

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (THE “FUND”)

TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

AUCTION PREFERRED SHARES

SERIES M (01864V203)

SERIES T (01864V302)

SERIES W (01864V401)

SERIES TH (01864V500)

AT 98.75% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $24,687.50 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED THROUGH THE TERMINATION DATE

November 9, 2018

To Our Clients:

Enclosed for your consideration is the offer to purchase dated November 9, 2018 (the “Offer to Purchase”) in connection with the offer by the Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of the Fund’s Auction Preferred Shares, Series M, Series T, Series W and Series TH, par value $0.001 per share (the “Auction Preferred Stock”), at 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the offer to purchase dated November 9, 2018 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”). The Offer by the Fund is conditioned upon (i) the closing of the proposed private offering of new preferred stock (the “New Preferred Stock”) with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Auction Preferred Stock accepted in the Offer and (ii) certain other conditions as outlined in the Offer.

We are the registered holder of record of Auction Preferred Stock held for your account. A tender of such Auction Preferred Stock can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Auction Preferred Stock held by us for your account.

We request instructions as to whether you wish us to tender all or any Auction Preferred Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.

The purchase price to be paid for the Fund’s Auction Preferred Stock is an amount per share, net to the seller in cash, equal to 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended (the “Termination Date”). When considering whether to tender your Auction Preferred Stock, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon redemption of your Auction Preferred Stock under the terms of the Auction Preferred Stock or upon a liquidation of the Fund (to the extent assets are available in such liquidation).

2.	The Offer and withdrawal rights terminate at 5:00 p.m., New York City time, on the Termination Date.

3.

The Offer is conditioned upon (i) the closing of the proposed private offering of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Auction Preferred Stock accepted in the Offer and (ii) certain other conditions as outlined in the Offer.

4.

Upon the terms and subject to the conditions of the Fund’s Offer, the Fund will purchase up to 100% of the Auction Preferred Stock validly tendered (and not withdrawn) on or prior to the Termination Date.

5.	Any stock transfer taxes applicable to the sale of Auction Preferred Stock to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.

No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Auction Preferred Stock pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

If you wish to have us tender all or any of your Auction Preferred Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Auction Preferred Stock, all such Auction Preferred Stock will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Auction Preferred Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

None of the Fund, the Fund’s Board of Directors or AllianceBernstein L.P., the Fund’s investment adviser, is making any recommendation to any holder of Auction Preferred Stock as to whether to tender or refrain from tendering Auction Preferred Stock in the Offer. Each holder of Auction Preferred Stock is urged to read the Offer to Purchase and the Letter of Transmittal and accompanying materials carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund, the Fund’s Board of Directors or AllianceBernstein L.P.

Payment for Auction Preferred Stock purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York Mellon (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Auction Preferred Stock into the account maintained by the Depositary at the Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Auction Preferred Stock at the same time depending upon when confirmations of book-entry transfer of such Auction Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTIONS WITH RESPECT TO THE OFFER BY

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (THE “FUND”)

TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

AUCTION PREFERRED SHARES

SERIES M (01864V203)

SERIES T (01864V302)

SERIES W (01864V401)

SERIES TH (01864V500)

AT 98.75% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $24,687.50 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED THROUGH THE TERMINATION DATE

The undersigned acknowledge(s) receipt of the enclosed letter and the offer to purchase dated November 9, 2018 (the “Offer to Purchase”) and related letter of transmittal in connection with the offer (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”) by the Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 100% of the Fund’s Auction Preferred Shares, Series M, Series T, Series W and Series TH, par value $0.001 per share (the “Auction Preferred Stock”), at 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended (the “Termination Date”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Auction Preferred Stock as indicated below (or if no number is indicated below, all the Auction Preferred Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Fund Name:	SIGN HERE

Series:

CUSIP(S):

Number of Auction Preferred Stock to be Tendered:
Signature(s)
amount of Auction Preferred Stock*

Dated , 2018
Please type or print name(s)

If known:
Please type or print address

Auction Desk Contact Information:

Name:
Area Code and Telephone Number

Email Address:
Social Security or other Taxpayer Identification Number
Broker-Dealer that provides instructions to Auction

Agent:

The method of delivery of this form is at the option and risk of the tendering holder of Auction Preferred Stock. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*

Unless otherwise indicated, it will be assumed that all Auction Preferred Stock held by us for your account is to be tendered. Specify series if more than one series is tendered and not all shares of Auction Preferred Stock held by us for your account are to be tendered.

PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT